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                                                                    EXHIBIT 1(b)


                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

         THIS FIRST AMENDMENT (the "First Amendment") to that certain Agreement and Plan of Merger, dated as of August 13, 1998 (the "Agreement") among Shaw Industries, Inc. ("Parent"), Chessman Acquisition Corp. ("Subsidiary"), Queen Carpet Corporation ("Company") and Julian Saul, Linda Saul, Anita Saul Family Trust, Julian Saul Family Trust and Linda Saul Schejola Family Trust (collectively, "Shareholders") is entered into as of the 6th day of October, 1998, by and among PARENT, SUBSIDIARY, COMPANY and the SHAREHOLDERS in accordance with the provisions of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

         WHEREAS, the Agreement contemplated that the Company would be merged with and into the Subsidiary, with the Subsidiary being the Surviving Corporation;

         WHEREAS, the parties hereto wish to amend the Agreement to provide that
(i) the Company will be merged with and into Parent (instead of Subsidiary), with Parent being the Surviving Corporation, (ii) the Note to be delivered at Closing be substituted with shares of common capital stock of M Corp., and under certain circumstances, a cash payment, and (iii) certain other provisions be revised to reflect the current agreement of the Parties.

         NOW, THEREFORE, in consideration of the foregoing, the agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

         1.       The Agreement is hereby amended as follows:

                  A. Section 2.1 shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                           2.1      Merger.

                           Subject to the terms and conditions of this
                  Agreement, at the Effective Time, Company shall be merged with and into Parent in accordance with the provisions of Section 14-2-1101 et seq. of the GBCC and with the effect provided in
                  Section 14-2-1106 of the GBCC (the "Merger"). Parent shall be the Surviving Corporation resulting from the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective boards of directors of Company, Parent and Subsidiary, and has been approved by the Shareholders as all of the shareholders of Company, as required by applicable law.

                  B. Section 3.1 shall be deleted in its entirety and the following shall be inserted in lieu thereof:
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                           3.1      Charter.

                           The Articles of Incorporation of Parent in effect
                  immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.

                  C. The word "Subsidiary" shall be deleted and the word "Parent" inserted in lieu thereof in each of the following:

                  1.       RECITALS - third sentence

                  2.       SECTION 1 (DEFINITIONS)

                           "Contemplated Transactions" - subparagraph (d)

                  3.       SECTION 3.2 (Bylaws)

                  4.       SECTION 3.3 (Directors and Officers)

                  5.       SECTION 4.1 (Conversion of Company Common Stock)

                           Paragraph (c) (iii)

                  6.       SECTION 4.9 (Taking of Necessary Action; Further
                           Actions)

                  7.       SECTION 6.2(a) (Authority; No Conflict)

                  8. SECTION 12.4 (Indemnification and Payment of Damages by Parent - Other Matters)

                  9.       SECTION 13.3 (Section 1362(e)(3) Election)

                  D. The fifth sentence of the recitals shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                  This Agreement also provides for the employment of Executive as Executive Vice President of the Parent and President of the Queen Carpet Division of the Parent and the appointment of Executive to the Board of Directors of Parent.

                  E. The last sentence of Section 3.3 shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                  The officers of the Company at the Effective Time shall become divisional officers of the Queen Carpet Division of Parent with the same titles (together with such additional or different officers as Parent shall appoint from time to time), provided that Executive shall be elected Executive Vice President of Parent and President of the Queen Carpet Division of Parent.


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                  F.       Section 4.1(c)(i)(A) shall be deleted in its entirety
and the following shall be inserted in lieu thereof:

                  (A) The sum of $70,000,000 which shall be deemed delivered by means of the delivery by Parent of 3.15 million shares of the common capital stock ("M Corp. Stock") of The Maxim Group, Inc. ("M Corp."), freely transferable under applicable federal and state securities laws, and free of all Encumbrances, except restrictions on transfer of the M Corp. Stock at any time prior to December 31, 1998 under that certain Stock Purchase Option from the Parent in favor of M Corp., a copy of which is attached to this First Amendment as EXHIBIT A (the "M Corp. Option); provided that in the event the aggregate value of M Corp. Stock valued as of the Closing Date is less than $70,000,000, based on the closing price of M Corp. Stock on the Closing Date as reported by the Wall Street Journal published on the next business day, then in addition to the delivery of 3.15 million shares of M Corp. Stock, fifty percent (50%) of the amount by which $70,000,000 exceeds such aggregate value of M Corp. Stock shall be paid by Parent within two (2) business days following such determination in cash, by wire transfer or other immediately available funds; plus

                  G. The last sentence of Section 4.1(c)(ii)(B) shall be deleted.

                  H. Section 4.2(a)(ii) shall be amended to delete the reference to "Subsidiary".

                  I. Section 4.2(b)(ii) shall be amended to delete the words "Subsidiary and".

                  J. Section 5.13(l) is hereby amended by adding at the beginning of the subsection "Except as disclosed in Schedule 5.13(l), . . ."

                  K. Section 5.13(m) is hereby amended by adding at the beginning of the subsection "Except as disclosed in Schedule 5.13(m),"

                  L. Section 6.2(a) shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                  (a) This Agreement constitutes the legal, valid and binding obligation of Parent and Subsidiary, enforceable against Parent and Subsidiary in accordance with its terms. Upon execution and delivery by Parent of the Certificate of Merger, the Employment Agreement and the Real Property Agreements (collectively, the "Parent's Closing Documents"), the Parent's Closing Documents will constitute the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms. Parent and Subsidiary have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Parent's Closing Documents and to perform their obligations under this Agreement and the Parent's Closing Documents.


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                  M.       Section 7.7(a) shall be deleted in its entirety and
the following shall be inserted in lieu thereof:

                  (a) Subject to the provisions of the GBCC, Company shall be entitled to make one or more distributions on Company Common Stock to its Shareholders in an aggregate amount of $131 million. Such distribution shall result in a reduction of Merger Consideration as provided in Section 4.1(c) of this Agreement. In addition, Company shall be entitled to make tax distributions as contemplated by Section 4.1(c)(ii)(A) in the amount of $18.625 million, which tax distribution shall not result in a reduction of Merger Consideration as provided in
                  Section 4.1(c) of this Agreement.

         2. With respect of the provisions of Section 4.1(c)(ii) of the Agreement, the Parties acknowledge and agree as follows:

                  (A)      With respect to the provisions of subparagraph
                  (ii)(A), the reduction in the Merger Consideration as of the Closing Date for dividends and other distributions as contemplated by such subparagraph is in the aggregate amount of $131 million and the amount of dividends and distributions for estimated Tax payments which do not reduce Merger Consideration as contemplated by such paragraph is $18.625 million.

                  (B) With respect to special bonuses contemplated by subparagraph (i)(B), the amount of special bonuses shall be $24,200,000 which shall be paid by Parent following the Effective Time, fifty percent (50%) in cash and fifty percent (50%) in shares of Parent Common Stock valued as determined pursuant to the Executive Incentive Agreements between the Company and the individual recipients of the bonuses, the form of which is set forth as Exhibit B attached to this First Amendment (the "Executive Incentive Agreements"). Special bonus payments shall be made net of any tax withholdings. It is acknowledged that the Board of Directors of the Company have designated the bonus pool of participants and has advised Parent of such designations and delivered originals of such Executive Incentive Agreements to Parent.

         3. Pursuant to Section 9.4(c) of the Agreement, Shareholders shall deliver to Parent and M Corp. their written agreement as set forth in and as part of the M Corp. Option, pursuant to which the Shareholders agree to accept and be bound by all the terms and conditions of the M Corp. Option and agree that all such terms and conditions shall be binding upon the Shareholders and their successors, personal representatives and heirs to the same extent as if the Shareholders had originally been a party to the M Corp. Option.

         4. Except as modified by Paragraphs 1 and 2 of this First Amendment, the Agreement shall remain in full force and effect.

         5. This First Amendment shall be governed by the laws of the State of Georgia without regard to conflicts of laws principles.

         6. This First Amendment may be executed in counterparts and shall be binding upon each party executing this or any counterpart.


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         IN WITNESS WHEREOF, this First Amendment has been executed as of the date and year first above written.


                                    SHAW INDUSTRIES, INC.


                                    By: /s/ Bennie M. Laughter
                                        ----------------------------------------
                                    Name: Bennie M. Laughter
                                          --------------------------------------
                                    Title: Vice President
                                           -------------------------------------


                                    CHESSMAN ACQUISITION CORPORATION


                                    By: /s/ Bennie M. Laughter
                                        ----------------------------------------
                                    Name: Bennie M. Laughter
                                          --------------------------------------
                                    Title: Vice President
                                           -------------------------------------


                                    QUEEN CARPET CORPORATION


                                    By: /s/ Gerald R. Embry
                                        ----------------------------------------
                                    Name: Gerald R. Embry
                                          --------------------------------------
                                    Title: Vice President Finance
                                           -------------------------------------


                                    /s/ Julian Saul
                                    --------------------------------------------
                                    JULIAN SAUL

                                    /s/ Linda Saul Schejola
                                    --------------------------------------------
                                    LINDA SAUL SCHEJOLA

                                    ANITA SAUL FAMILY TRUST

                                    By: /s/ Anita Saul
                                        ----------------------------------------
                                            Anita Saul, Trustee


                                    JULIAN SAUL FAMILY TRUST

                                    By: /s/ Julian Saul
                                        ----------------------------------------
                                            Julian Saul, Trustee

                                    LINDA SAUL SCHEJOLA FAMILY TRUST

                                    By: /s/ Linda Saul Schejola
                                        ----------------------------------------
                                            Linda Saul Schejola, Trustee